EXHIBIT 99.1

Leidos Holdings, Inc. Announces Third Quarter Fiscal Year 2014 Results

- Revenues: $1.42 billion
- Operating Loss from Continuing Operations: $7 million
- Diluted Loss per Share from Continuing Operations: $0.11
- Cash Flows Provided by Operating Activities from Continuing Operations: $49 million
- Net New Bookings: $2.39 billion (book-to-bill ratio of 1.7)
- Leidos Announces Repurchase Authorization for Up to 20 million Shares
- Leidos Declares a Quarterly Cash Dividend of $0.32 per Share Payable on January 30, 2014
MCLEAN, Va., December 10, 2013 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today announced financial results for the third quarter of fiscal year 2014, which ended November 1, 2013.  Today's release should be read in connection with the Company's press release issued on December 3, 2013 in which the Company lowered its guidance for fiscal year 2014.
On September 27, 2013, Leidos completed the previously announced separation of Science Applications International Corporation (New SAIC). The separation was effected through a tax-free distribution to Leidos shareholders for U.S. federal tax purposes in which Leidos shareholders of record as of September 19, 2013 received one share of New SAIC for every seven shares of Leidos common stock. In connection with the separation, Leidos received net cash of $269 million from New SAIC. Leidos intends to use the proceeds primarily for general corporate purposes, including share repurchases. Leidos results included herein present New SAIC as a discontinued operation.
“In the third quarter of Fiscal 2014, Leidos performance reflects the impact of several significant challenges we were not able to offset. Separation expenses and setup costs added to the headwinds of sequestration, the temporary government shutdown, discrete non-cash write-downs, continued delays in the timing of awards and unexpected turbulence in our commercial businesses.” said John Jumper, Leidos Chairman and Chief Executive Officer.  “Earlier today, we announced a share-repurchase authorization for up to 20 million shares, which underscores the confidence we have in our business and our firm commitment to drive shareholder value as we move forward. This adds to the $450 million in special and regular dividends already returned to shareholders in fiscal 2014 and continues our plan to return substantial value to our shareholders."

Summary Results
Revenues for the third quarter of fiscal year 2014 were $1.42 billion, compared to $1.67 billion in the third quarter of fiscal year 2013, reflecting a revenue contraction of 15 percent. Revenues were impacted by the ramp down of certain contracts, drawdowns of overseas U.S. military forces and the reduction of the U.S. Government budget, as well as a decline in our engineering and health business driven by program completions, lower new program starts and hospital budgets that have experienced reductions in reimbursements from U.S. Government funding, including reductions in Medicare reimbursements which in turn impact hospital IT spending trends. The ramp down of the Joint Logistics Integration (JLI) program accounted for 4 percent of the revenue contraction year over year. Revenue contraction for the quarter would have been 14 percent without the negative impact of $21 million in revenues for the one less working day as compared to the third quarter of fiscal year 2013.
Operating loss for the third quarter of fiscal year 2014 was $7 million, down from operating income of $100 million in the third quarter of fiscal year 2013. The reduction in operating income was primarily attributable to $43 million of bad debt expense primarily related to receivables for two energy design-build construction projects (Plainfield and Gradient), $25 million of separation transaction and restructuring expenses, $19 million intangible asset impairment charges related to our commercial health business, and $15 million related to the contraction in revenue.

Diluted loss per share from continuing operations for the quarter was $0.11 compared to diluted income per share of $0.66 in the third quarter of fiscal year 2013. This decline was primarily attributable to the aforementioned operating income reductions that translated to a reduction in income from continuing operations of $64 million. The diluted share count for the quarter was 84 million, up 1 percent from 83 million in the third quarter of fiscal year 2013.
Segment Operating Results
In connection with the separation of New SAIC, the prior periods were recast to give effect to the changes in reportable segments as a result of New SAIC being reflected as a discontinued operation. The changes primarily represent the addition of certain general corporate overhead expenses that were previously allocated to, but not specifically related to New SAIC, and do not meet the requirements to be presented as a component of the discontinued operation. These costs were reallocated to the Health and Engineering and the National Security Solutions segments.

	Three Months Ended
	November 1,	October 31,	Revenue Growth (%)
	2013	2012	Total	Internal
	($ millions)
Revenues:
Health and Engineering	$408	$508	(20)%	(21)%
National Security Solutions	1,014	1,166	(13)%	(13)%
Corporate and other	(1)	—	N/A	N/A
Intersegment Elimination	(1)	(1)	N/A	N/A
Total	$1,420	$1,673	(15)%	(16)%

			Operating Margin
			2013	2012
Operating Income (Loss):
Health and Engineering	$(30)	$46	(7)%	9%
National Security Solutions	63	79	6%	7%
Corporate and Other	(40)	(25)	N/A	N/A
Total	$(7)	$100	—	6%

	Nine Months Ended
	November 1,	October 31,	Revenue Growth (%)
	2013	2012	Total	Internal
	($ millions)
Revenues:
Health and Engineering	$1,380	$1,341	3%	(7)%
National Security Solutions	3,117	3,563	(13)%	(13)%
Corporate and Other	(8)	(1)	N/A	N/A
Intersegment Elimination	(3)	(4)	N/A	N/A
Total	$4,486	$4,899	(8)%	(11)%

			Operating Margin
			2013	2012
Operating Income (Loss):
Health and Engineering	$2	$107	—	8%
National Security Solutions	195	260	6%	7%
Corporate and Other	(128)	(53)	N/A	N/A
Total	$69	$314	2%	6%

Health and Engineering
Health and Engineering revenues decreased $100 million, or 20 percent, for the third quarter of fiscal year 2014 as compared to the third quarter of fiscal year 2013. Revenue contraction would have been 19 percent without the negative impact of $5 million in revenues for the one less working day as compared to the third quarter of fiscal year 2013. Revenue contraction reflects a decline in our health business driven by program completions, lower new program starts and hospital budgets that have experienced reductions in reimbursements from U.S. Government funding, including reductions in Medicare reimbursements which in turn impact hospital IT spending trends, a decline in engineering services primarily related to energy design-build construction programs nearing completion and decreased unit deliveries and related maintenance of our non-intrusive inspection engineering products.
Health and Engineering operating income decreased $76 million, or 165 percent, for the third quarter of fiscal year 2014 as compared to the third quarter of fiscal year 2013. The decrease was primarily attributable to bad debt expense for receivables related to two energy design-build construction projects (Plainfield and Gradient), intangible asset impairment charges associated with two commercial health acquisitions and lower revenues.

Health and Engineering Sector President Joe Craver is stepping aside as head of the business segment. The Board of Directors and Leidos executive management agree this segment will benefit from new leadership. Jumper will step in immediately as acting head of the Health and Engineering Sector while a search is launched for a new leader.

“We thank Joe for his 24 years of dedicated service to the company and wish him the best as he moves forward,” said Jumper.
National Security Solutions
National Security Solutions revenues decreased $152 million, or 13 percent, for the third quarter of fiscal year 2014 as compared to the third quarter of fiscal year 2013. Revenue contraction for the quarter would have been 12 percent without the negative impact of $16 million in revenues for the one less working day as compared to the third quarter of fiscal year 2013. Revenue contraction was primarily attributable to the ramp down of the JLI program for tactical mine resistant ambush protected vehicles and the completion of several intelligence programs, with the remainder of the decline driven by the reduction of the U.S. Government budget resulting from sequestration and drawdowns of overseas U.S. military forces. This contraction was partially offset by increased revenues related to several new intelligence contracts for classified customers and two new intelligence information processing, exploitation and dissemination contracts.
National Security Solutions operating income decreased $16 million, or 20 percent, for the third quarter of fiscal year 2014 as compared to the third quarter of fiscal year 2013. This decrease was primarily attributable to lower revenues and additional direct costs for work assumed to be at risk.
Corporate and Other
Corporate and Other segment operating loss for the quarter increased $15 million or 60 percent, from the third quarter of fiscal year 2014 as compared to the third quarter of fiscal year 2013. The increase was primarily due to expenses incurred in connection with the planned separation transaction and restructuring expenses of $25 million which was primarily comprised of lease termination and facility consolidation expenses of $17 million and strategic advisory services of $5 million. There were also costs to establish infrastructures for Leidos and New SAIC as separate stand-alone companies of $11 million which were partially offset by costs allocated to the other reporting segments of $9 million as well as a reduction in other unallocable corporate costs.
Cash Generation and Capital Deployment
Cash flow provided by continuing operations for the quarter was $49 million, down $137 million from the third quarter of fiscal year 2013, primarily due to an increase in days sales outstanding to 74 days this quarter compared to 64 days in the prior year quarter as a result of a slowdown in payments from the U.S. Government impacted by the discontinuance of the U.S. Government's accelerated payment initiative that encouraged agencies to more timely pay contractors, our system shutdown to effect the spin-off of New SAIC which caused delays in our customer invoicing, and our name change which was further impacted by the U.S. Government shutdown in October 2013.

During the quarter, the Company paid a cash dividend of $0.32 per share. On December 6, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.32 per share payable on January 30, 2014 to stockholders of record as of the close of business on January 15, 2014. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
On December 6, 2013, the Company's Board of Directors authorized the repurchase of up to 20 million shares of the Company's outstanding common stock through one or more open market repurchases or privately negotiated transactions. This share repurchase authorization replaces the Board's previous share repurchase authorization in March 2012.
As of November 1, 2013, the Company had $814 million in cash and cash equivalents and $1.3 billion in long-term debt. As part of the acquisition of Plainfield Renewable Energy Holdings, LLC, the Company assumed two secured notes payable aggregating $149 million. On December 6, 2013, the Company agreed to pay off both notes in December 2013 for $165 million.
New Business Awards
Net business bookings totaled $2.39 billion in the third quarter of fiscal year 2014, representing a book-to-bill ratio of 1.7.  Notable recent awards received include:

•
Department of Homeland Security. The Company was awarded a prime contract by the Department of Homeland Security to provide tools and services to implement continuous monitoring through the Continuous Diagnostics and Mitigation (CDM) Tools and Continuous Monitoring as a Service contract. The multiple-award blanket purchase agreement administered by the General Services Administration, Federal Systems Integration and Management Center, has a one-year base period of performance, four one-year options, and a total contract value of up to $6 billion, if all options are exercised.

•
U.S. Federal Government. The Company was awarded $1.1 billion, if all options are exercised, in 152 separate awards by U.S. Federal Government clients in the national security and intelligence communities. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
Transportation Security Administration. The Company was awarded a prime contract by the Transportation Security Administration (TSA) to sustain Government Transportation Security Equipment, which account for more than 11,250 pieces of passenger screening equipment. The contract was awarded under the TSA Integrated Logistics Support program. The single-award, fixed-price contract has a four-month base period of performance, four one-year options, and a total contract value of approximately $442 million, if all options are exercised.

•
Defense Health Agency. The Company was awarded a prime contract by the Defense Health Agency to provide consultative, analytical, decision making, managerial, and implementation support services for a Nurse Advice Line that will support the Military Health System. The single-award firm fixed-price contract has a one-year base period of performance, four one-year options, and a total contract value of approximately $178 million, if all options are exercised.

•
LSB Industries, Inc. The Company was awarded a prime contract by LSB Industries, Inc. to provide engineering, procurement, and construction services, managing the design and construction of an ammonia plant and associated facilities. The single-award cost-plus fixed-fee contract has a two year period of performance with no financing obligations and a total contract value of approximately $118 million.

The Company’s backlog of signed business orders at the end of the third quarter of fiscal year 2014 was $9.98 billion, of which $3.00 billion was funded.  As compared to the end of the third quarter of fiscal year 2013, total backlog decreased 6 percent and funded backlog decreased 15 percent. Negotiated backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance
As a result of the Company's third quarter financial performance and market conditions being more challenging than previously expected, the Company lowered guidance for fiscal year 2014 as provided in the Company's press release issued on December 3, 2013. The revised fiscal year 2014 guidance is:

•	Revenues of $5.65 billion to $5.80 billion, down from the previous range of $5.85 to $6.10 billion;

•
Diluted earnings per share from continuing operations of $0.85 to $1.10, inclusive of a $0.16 positive net income impact for discontinued operations accounting treatment for planned divestitures, down from the previous range of $1.80 to $2.04; and

•	Cash flows from continuing operations of at least $150 million, down from previous guidance of at least $325 million.
Fiscal year 2014 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.
About Leidos
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern on December 10, 2013.  A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Investor Relations section of the Leidos web site (http://investors.leidos.com).
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health, and engineering. The Company's approximately 23,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes, and defend our Nation's digital and physical infrastructure from 'new world' threats. Headquartered in Reston, Virginia and with employees worldwide, Leidos reports approximately $6 billion in revenues for fiscal year 2013, on a pro forma basis, following the spin-off of the Company's technical, engineering and enterprise IT business on September 27, 2013.  For more information, visit www.Leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; our ability to profitably operate and recover our investment in the Plainfield Renewable Energy project; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the recently-completed spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, or a failure to realize the expected benefits of the proposed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.
All information in this release is as of December 10, 2013. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
John P. Sweeney
571.526.6402
John.P.Sweeney@leidos.com

Media Relations:
Melissa Koskovich
571.526.6851
Melissa.I.Koskovich@leidos.com

LEIDOS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	November 1, 2013	October 31, 2012	November 1, 2013	October 31, 2012
	(in millions, except per share amounts)
Revenues	$1,420	$1,673	$4,486	$4,899
Costs and expenses:
Cost of revenues	1,224	1,434	3,903	4,218
Selling, general and administrative expenses	116	139	360	367
Bad debt expense	43	—	45	—
Intangible asset impairment losses	19	—	51	—
Separation transaction and restructuring expenses	25	—	58	—
Operating (loss) income	(7)	100	69	314
Non-operating income (expense):
Interest income	5	1	15	5
Interest expense	(21)	(20)	(59)	(73)
Other income, net	2	2	3	8
(Loss) income from continuing operations before income taxes	(21)	83	28	254
Income tax benefit (expense)	12	(28)	1	(89)
(Loss) income from continuing operations	(9)	55	29	165
Discontinued operations:
Income from discontinued operations before income taxes	21	94	158	279
Income tax expense	(15)	(37)	(67)	(105)
Income from discontinued operations	6	57	91	174
Net (loss) income	$(3)	$112	$120	$339
Earnings per share:
Basic:
(Loss) income from continuing operations	$(0.11)	$0.66	$0.31	$1.95
Income from discontinued operations	0.07	0.66	1.08	2.05
	$(0.04)	$1.32	$1.39	$4.00
Diluted:
(Loss) income from continuing operations	$(0.11)	$0.66	$0.31	$1.95
Income from discontinued operations	0.07	0.66	1.08	2.05
	$(0.04)	$1.32	$1.39	$4.00
Cash dividends declared per share	$0.32	$0.48	$5.28	$1.44

LEIDOS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	November 1, 2013	January 31, 2013
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$814	$735
Receivables, net	1,161	1,168
Inventory, prepaid expenses and other current assets	298	342
Assets of discontinued operations	13	1,371
Total current assets	2,286	3,616
Property, plant and equipment, net	473	288
Intangible assets, net	100	178
Goodwill	1,704	1,704
Deferred income taxes	10	12
Other assets	62	77
	$4,635	$5,875
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$782	$787
Accrued payroll and employee benefits	307	357
Notes payable and long-term debt, current portion	151	—
Liabilities of discontinued operations	—	648
Total current liabilities	1,240	1,792
Notes payable and long-term debt, net of current portion	1,330	1,295
Other long-term liabilities	182	170
Commitments and contingencies
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 86 million shares issued and outstanding at November 1, 2013 and January 31, 2013, respectively	—	—
Additional paid-in capital	1,735	2,110
Retained earnings	150	510
Accumulated other comprehensive loss	(2)	(2)
Total stockholders’ equity	1,883	2,618
	$4,635	$5,875

LEIDOS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	November 1, 2013	October 31, 2012	November 1, 2013	October 31, 2012
	(in millions)
Cash flows from operations:
Net (loss) income	$(3)	$112	$120	$339
Income from discontinued operations	(6)	(56)	(91)	(174)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	12	28	66	73
Stock-based compensation	13	14	43	42
Intangible asset impairment losses	19	(1)	51	—
Inventory write-down	—	—	3	—
Bad debt expense	45	—	45	—
Net gain on sales and disposals of assets	(2)	(1)	(9)	(7)
Other	(1)	2	3	3
Increase (decrease) in cash and cash equivalents, net of effects of acquisitions and dispositions, resulting from changes in:
Receivables	(16)	77	(139)	211
Inventory, prepaid expenses and other current assets	(20)	(111)	30	(73)
Deferred income taxes	20	(4)	20	(4)
Other assets	(4)	(2)	3	(2)
Accounts payable and accrued liabilities	24	(10)	9	(671)
Accrued payroll and employee benefits	(6)	99	(48)	74
Income taxes receivable/payable	(14)	32	(14)	35
Other long-term liabilities	(12)	7	(14)	3
Total cash flows provided by (used in) operating activities of continuing operations	49	186	78	(151)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(1)	(10)	(31)	(31)
Acquisitions of businesses	(1)	(479)	(1)	(478)
Proceeds from sale of assets	—	—	65	2
Net proceeds (purchases) of cost method investments	12	—	12	—
Dividend received from the separation of New SAIC	295	—	295	—
Contribution paid related to the separation of New SAIC	(26)	—	(26)	—
Other	(3)	1	(2)	1
Total cash flows provided by (used in) investing activities of continuing operations	276	(488)	312	(506)
Cash flows from financing activities:
Payments on notes payable and long-term debt	—	—	(1)	(550)
Payments for deferred financing costs	(5)	—	(5)	—
Payment from New SAIC for deferred financing costs	5	—	5	—
Proceeds from real estate financing transaction	—	—	38	—
Proceeds from debt issuance	500	—	500	—
Distribution of debt to New SAIC	(500)	—	(500)	—

Sales of stock and exercises of stock options	3	5	11	15
Repurchases of stock	—	(1)	(17)	(21)
Dividend payments	(28)	(41)	(452)	(124)
Other	—	—	2	—
Total cash flows provided by (used in) financing activities of continuing operations	(25)	(37)	(419)	(680)
Increase (decrease) in cash and cash equivalents from continuing operations	300	(339)	(29)	(1,337)
Cash flows from discontinued operations:
Cash provided by operating activities of discontinued operations	62	115	125	285
Cash provided by (used in) investing activities of discontinued operations	(15)	1	(17)	(6)
Cash provided by (used in) financing activities of discontinued operations	5	(1)	—	(3)
Increase in cash and cash equivalents from discontinued operations	52	115	108	276
Total increase (decrease) in cash and cash equivalents	352	(224)	79	(1,061)
Cash and cash equivalents at beginning of period	462	755	735	1,592
Cash and cash equivalents at end of period	$814	$531	$814	$531

LEIDOS HOLDINGS, INC.
BACKLOG BY REPORTABLE SEGMENT
(Unaudited)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. Leidos Holdings, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which Leidos Holdings, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	November 1, 2013	August 2, 2013	May 3, 2013	January 31, 2013
	(in millions)
Health and Engineering:
Funded backlog	$1,040	$996	$1,094	$1,295
Negotiated unfunded backlog	816	669	664	676
Total Health and Engineering backlog	$1,856	$1,665	$1,758	$1,971
National Security Solutions:
Funded backlog	$1,958	$1,900	$1,877	$2,119
Negotiated unfunded backlog	6,166	5,442	5,737	6,037
Total National Security Solutions backlog	$8,124	$7,342	$7,614	$8,156
Total:
Funded backlog	$2,998	$2,896	$2,971	$3,414
Negotiated unfunded backlog	6,982	6,111	6,401	6,713
Total backlog	$9,980	$9,007	$9,372	$10,127

LEIDOS HOLDINGS, INC.
INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)
(Unaudited)
In this release, Leidos Holdings, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The Company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company's prior year period reported revenue.
Leidos Holdings, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for senior management is based, in part, on achievement of revenue targets linked to internal revenue growth.
The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The Company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth (contraction) percentage.
This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with Leidos Holdings, Inc.'s consolidated financial statements prepared in accordance with GAAP. The method that the Company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue contraction percentages were calculated as follows:

	Three Months Ended	Nine Months Ended
	November 1, 2013	November 1, 2013
	(in millions, expect percentages)
Health and Engineering:
Prior year period’s revenues, as reported	$508	$1,341
Revenues of acquired businesses for the comparable prior year period	10	145
Prior year period’s revenues, as adjusted	518	1,486
Current year period’s revenues, as reported	408	1,380
Internal revenue contraction	$(110)	$(106)
Internal revenue contraction percentage	(21)%	(7)%

National Security Solutions:
Prior year period’s revenues, as reported	$1,166	$3,563
Revenues of acquired businesses for the comparable prior year period	—	—
Prior year period’s revenues, as adjusted	1,166	3,563
Current year period’s revenues, as reported	1,014	3,117
Internal revenue contraction	$(152)	$(446)
Internal revenue contraction percentage	(13)%	(13)%

Total*:
Prior year period’s revenues, as reported	$1,673	$4,899
Revenues of acquired businesses for the comparable prior year period	10	145
Prior year period’s revenues, as adjusted	1,683	5,044
Current year period’s revenues, as reported	1,420	4,486
Internal revenue contraction	$(263)	$(558)
Internal revenue contraction percentage	(16)%	(11)%

* Total revenues include amounts related to Corporate and Other and intersegment eliminations.